                                                                    EXHIBIT 12.1

                              FOUNTAIN VIEW, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                  YEAR ENDED DECEMBER 31,
                         ------------------------------------------
                                                                      THREE MONTHS ENDED
                                       ACTUAL                             MARCH 31,
                         ----------------------------------          --------------------
                                                              PRO                   PRO
                                                             FORMA                 FORMA
                          1993   1994   1995   1996   1997   1997     1997   1998   1998
                         ------ ------ ------ ------ ------ -------  ------ ------ ------
Income (loss) before
 income taxes........... $2,510 $4,594 $2,640 $3,878 $5,563 $(7,296) $2,315 $1,450 $ (573)
Fixed charges:
  Interest expense......    307    355    332    278  1,164  23,324      20    851  5,831
  Portion of rent repre-
   senting interest.....  1,334  1,339  1,315  1,299  1,258   2,251     314    328    569
                         ------ ------ ------ ------ ------ -------  ------ ------ ------
Total fixed charges.....  1,641  1,694  1,647  1,577  2,422  25,575     334  1,179  6,400
                         ------ ------ ------ ------ ------ -------  ------ ------ ------
Income (loss) before
 income taxes and fixed
 charges................ $4,151 $6,288 $4,287 $5,455 $7,985 $18,279  $2,649 $2,629 $5,827
                         ====== ====== ====== ====== ====== =======  ====== ====== ======
Ratio of earnings to
 fixed charges..........    2.5    3.7    2.6    3.5    3.3     0.7     7.9    2.2    0.9
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